Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Turtle Beach Corporation:

1. Registration Statement Number 333-225106 on Form S-3

2. Registration Statement Number 333-193982 on Form S-8

3. Registration Statement Number 333-230691 on Form S-8

4. Registration Statement Number 333-233179 on Form S-8

5. Registration Statement Number 333-277870 on Form S-8

6. Registration Statement Number 333-287173 on Form S-3

7. Registration Statement Number 333-289545 on Form S-8

of our reports dated March 12, 2026, with respect to the consolidated financial statements and schedule of Turtle Beach Corporation and the effectiveness of internal control over financial reporting of Turtle Beach Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP

New York, New York

March 12, 2026